UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed  by  the  Registrant
Filed  by  a  party  other  than  the  Registrant

Check  the  appropriate  box:

     Preliminary  Proxy  Statement
     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     Definitive  Proxy  Statement
     Definitive  Additional  Materials
     Soliciting  Material  Pursuant  to  240.14a-11(c)  or  240.14a-12

                              GREENLAND CORPORATION
                (Name of Registrant as specified in its charter)

                         COMMISSION FILE NUMBER: 017833

Payment  of  Filing  Fee  (Check  the  appropriate  box):

X     No  fee  required
      Fee  computed  on  table  below  per  Exchange  Act  Rules
           14a-6(i)(1) and 0-11
1.    Title  of  each  class  of  securities to which transaction applies:
2.    Aggregate  number  of  securities  to  which  transaction  applies:
3. Per unit price or other underlying value of transaction computed pursuant to Exchange
      Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4.    Proposed  maximum  aggregate  value  of  transaction:
5.    Total  fee  paid:

      Fee  paid  previously  with  preliminary  materials.

      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.    Amount  Previously  Paid:
2.    Form,  Schedule  or  Registration  Statement  No.:
3.    Filing  Party:
4.    Date  Filed:

                              GREENLAND CORPORATION

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               AND PROXY STATEMENT

To  the  Shareholders  of  Greenland  Corporation:

Notice is hereby given that a Special Meeting of the Shareholders of Greenland Corporation (the "Company") will be held at the offices of Imaging Technologies Corporation, 2111 Palomar Airport Road, Suite 200, Carlsbad, California 92009, on October 15, 2002 at 10:00 AM, for the following purposes:

1. To approve an amendment to the Certificate of Incorporation in order to effect a stock combination (reverse split) of the Common Stock in an exchange ratio to be approved by the Board, ranging from one newly issued share for each ten outstanding shares of Common Stock to one newly issued share for each fifty outstanding shares of Common Stock; and

2. To approve the sale of 14,400,000 shares of the Company's common stock to Imaging Technologies Corporation ("ITEC"), which, pursuant to the Agreement to Acquire Shares (the "ITEC Agreement") entered into between the Company and ITEC on August 5, 2002, would result in a change of control of the Company.

To transact such other business as may be properly brought before the Special Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on September 16, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. A list of such shareholders shall be open to the examination of any shareholder at the Special Meeting and for a period of ten days prior to the date of the Special Meeting at the offices of Greenland Corporation.

Your Board of Directors has evaluated several alternatives to these proposals and has concluded the proposed courses of action to be in the best interest of the Company and its Stockholders and recommends a VOTE FOR each of the proposals, which are detailed in the attached Information Statement.

To avoid the cost and inconvenience to all stockholders associated with a special stockholders meeting and to attempt to resolves these matters prior to the next annual meeting of stockholders, Greenland is seeking adoption of the proposals through the written consent of the stockholders, in accordance with Nevada Corporation Law. The proposals are very important to the Company and its Stockholders and the vote of a majority of the outstanding shares of Common Stock by written consent is necessary to constitute a quorum for the Proposals. Your vote is very important to the future of the Company. Failure of these proposals could have a material adverse effect on the Company and could result in the inability of the Company to continue as a going concern.

Please review the enclosed information statement carefully and sign the enclosed card to indicate whether you approve or disapprove of the proposed corporate actions.

YOUR RESPONSE SHOULD BE RECEIVED NO LATER THAN THE OCTOBER 15, 2002 (THE DEADLINE DESCRIBED IN THE INFORMATION STATEMENT) IN ORDER FOR YOUR VOTE TO BE CONSIDERED. MOREOVER, WE REQUEST THAT YOU RESPOND PROMPTLY SO THAT WE MAY RESOLVE THESE MATTERS AT THE EARLIEST POSSIBLE DATE. IF YOU FAIL TO RESPOND BY THE OCTOBER 15, 2002 DEADLINE, YOUR SHARES WILL BE VOTED BY THE BOARD OF DIRECTORS.

If you have any questions, please contact Tom Beener, Chief Executive Officer, at Greenland during regular business hours.

By  order  of  the  Board  of  Directors

/s/  THOMAS  J.  BEENER
Thomas  J.  Beener
Chief  Executive  Officer

September  16,  2002

                              GREENLAND CORPORATION

                   NOTICE OF SPECIAL  MEETING OF SHAREHOLDERS
                               AND PROXY STATEMENT

Carlsbad,  California
September  16,  2002

     The Board of Directors of Greenland Corporation, a Nevada corporation (the "Company" or "Greenland") is soliciting the enclosed Proxy for use at a Special Meeting of Shareholders of the Company to be held on October 15, 2002 (the "Special Meeting"), and at any adjournments thereof. The Company intends to mail this Proxy Statement and accompanying proxy card on or about September 24, 2002 to all shareholders entitled to vote at the Special Meeting.

     Unless contrary instructions are indicated on the Proxy, all shares represented by valid Proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the amendment to the Articles of Incorporation regarding common shares, and FOR the approval of the purchase of 14,400,000 shares of Greenland common stock by Imaging Technologies Corporation ("ITEC"). As to any other business, which may properly come before the Special Meeting and submitted to a vote of the shareholders, Proxies received by the Board of Directors will be voted in accordance with the best judgment of the holders thereof.

     A Proxy may be revoked by written notice to the Secretary of the Company at any time prior to the Special Meeting, by executing a later Proxy or by attending the Special Meeting and voting in person.

     The Company will bear the cost of solicitation of Proxies. In addition to the use of mails, Proxies may be solicited by personal interview, telephone, or telegraph, by officers, directors, and other employees of the Company.

     The Company's mailing address is 2111 Palomar Airport Rd., Ste. 200, Carlsbad, California 92009. This address is also the Company's corporate headquarters.

                                     VOTING

     Shareholders of record at the close of business on September 16, 2002 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

     As of September 16, 2002, 480,023,397 shares of common stock, par value $.001, of the Company ("Common Stock") were outstanding (excluding warrants and options now exercisable to purchase 50,00,000 shares), representing the only voting securities of the Company. Each share of Common Stock is entitled to one vote.

     Votes cast by Proxy or in person at the Special Meeting will be counted by the person appointed by the Company to act as Inspector of Election for the Special Meeting. The Inspector of Election will treat shares represented by Proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions or "broker non-votes" do not constitute a vote FOR or AGAINST any matter and thus will be disregarded in the calculation of "votes cast". Any unmarked Proxies, including those submitted by brokers or nominees, will be voted FOR the proposals, as indicated in the accompanying Proxy card.

SECURITIES  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 16, 2002 by (i) each of the Company's named executive officers and directors, (ii) the Company's named executive officers and directors as a group and (iii) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Company's Common Stock. The business address is the same as that of the Company unless otherwise indicated.

     For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Unless otherwise indicated, the business address for each of the individuals listed below is the same as that of the Company.




                                                NUMBER OF SHARES    PERCENT (1)
OFFICERS AND DIRECTORS . . . . . . . . . . . .  BENEFICIALLY OWNED  BENEFICIALLY
                                                                    OWNED
Thomas J. Beener (2)
President, CEO, Director . . . . . . . . . . .          28,456,750   *
Gene Cross (3)
Director . . . . . . . . . . . . . . . . . . .          10,500,000   *
George Godwin (4)
Director . . . . . . . . . . . . . . . . . . .             600,000   *

Officers and directors as a group (3) persons.          39,556,750   *

BENEFICIAL OWNER OF MORE THAN 5%

*  Indicates  an  amount  less  than  1%.

(1) Based on 480,023,397 shares of Common Stock outstanding as of  September 16,
2002  plus  50,000,000  warrants and/or   options now exercisable for a total of
530,023,397  shares  fully  diluted.

(2) Including options now exercisable to purchase 4,500,000 shares of Greenland Corporation common stock at $.008 per share, and to purchase 15,150,245 shares of Greenland Corporation common stock at $.016 per share (does not include rights to receive options to purchase approximately 20,000,000 shares at .006 and does not include compensation owed Mr. Beener of approximately $250,000 which may be paid in the form of cash, stock and/or stock options).

(3) Including options now exercisable to purchase 450,000 shares of Greenland Corporation common stock at $.05 per share.

(4) Including options now exercisable to purchase 150,000 shares of Greenland Corporation common stock at $.15 per share and 450,000 shares of Greenland
Corporation  common  stock  at  $.05  per  share.

                                   PROPOSAL 1
                    APPROVAL OF AN AMENDMENT OF THE COMPANY'S
             CERTIFICATE OF INCORPORATION TO AFFECT A REVERSE SPLIT
                               OF THE COMMON STOCK

GENERAL

     The Board has unanimously adopted resolutions proposing, declaring advisable and recommending that stockholders authorize an amendment to the Certificate of Incorporation to: (i) effect a stock combination (reverse split) of the Company's Common Stock in an exchange ratio of one (1) newly issued share for each fifty (50) outstanding shares of Common Stock (the "Reverse Split");
                                                                -------------
and (ii) provide that no fractional shares or scrip representing fractions of a share shall be issued, but in lieu thereof, each fraction of a share that any stockholder would otherwise be entitled to receive shall be rounded up to the nearest whole share. There will be no change in the number of the Company's authorized shares of Common Stock and no change in the par value of a share of Common Stock.

     If the Reverse Split is approved, the Board will have authority, without further stockholder approval, to affect the Reverse Split pursuant to which the Company's outstanding shares (the "Old Shares") of Common Stock would be
                                       -----------
exchanged  for  new  shares  (the  "New Shares") of Common Stock, in an exchange
                                    ----------
ratio of one (1) New Share for each fifty (50) Old Shares. The number of Old Shares for which each New Share is to be exchanged is referred to as the "Exchange Number". The Exchange Number may, within such range, be a whole number
       ---------
or  a  whole  number  and  fraction  of  a  whole  number.

In addition, the Board will have the authority to determine the exact timing of the effective date and time of the Reverse Split, which may be any time prior to the filing of the Company's Form 10-KSB for fiscal year ending December 31, 2002, without further stockholder approval. Such timing and Exchange Number will be determined in the judgment of the Board, with the intention of maximizing the Company's ability to accomplish its financing objectives, to raise financing, to issue shares of Common Stock pursuant to outstanding contractual obligations, and for other intended benefits as the Company finds appropriate. See "--
Purposes  of  the  Reverse  Split,"  below.  The text of this proposed amendment
(subject to inserting the effective time of the Reverse Split and the Exchange Number) is set forth in Exhibit A to this Proxy Statement.

The Board also reserves the right, notwithstanding stockholder approval and without further action by stockholders, to not proceed with the Reverse Split if, at any time prior to filing this amendment with the Secretary of State of the State of Nevada, the Board, in its sole discretion, determines that the Reverse Split is no longer in the best interests of the Company and its stockholders. The Board may consider a variety of factors in determining whether or not to implement the Reverse Split and in determining the Exchange Number including, but not limited to, the approval by the stockholders of Proposal 2, which would result in a change of control of the Company, overall trends in the stock market, recent changes and anticipated trends in the per share market price of the Common Stock, business and transactional developments and the Company's actual and projected financial performance.

PURPOSES  OF  THE  REVERSE  SPLIT

The Common Stock is quoted on the NASD Electronic Bulletin Board. The closing bid price on September 16, was $0.0012.

The primary purpose of the Reverse Split is to reduce the amount of the Company's Common Stock that is issued and outstanding. At the current market value of the Common Stock, obtaining any kind of financing for the Company would be difficult without exhausting the current authorization, which is 500,000,000.

The purpose of the Reverse Split would also be to increase the market price of the Common Stock in order to make the Common Stock more attractive to raise financing, and as a possible currency for acquisitions and other transactions.

THERE CAN BE NO ASSURANCE, HOWEVER, THAT, EVEN AFTER CONSUMMATING THE REVERSE SPLIT, THE COMPANY WILL BE ABLE TO UTILIZE ITS COMMON STOCK IN ORDER TO EFFECTUATE FINANCING OR ACQUISITION TRANSACTIONS.

Furthermore, a Reverse Split would allow the Company to issue shares pursuant to its obligations under the ITEC Agreement, as it would reduce the number of shares of Common Stock outstanding and make available shares of authorized Common Stock to issue as required.

Giving the Board authority to implement the Reverse Split will help avoid the necessity of calling a special meeting of stockholders under time constraints to authorize a reverse split should it become necessary in order to seek to effectuate a financing or acquisition transaction at a future time.

The Reverse Split will not change the proportionate equity interests of the Company's stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes due to rounding up to eliminate fractional shares. The Common Stock issued pursuant to the Reverse Split will remain fully paid and non--assessable. The Company will continue to be subject to the periodic reporting requirements of the Securi-ties Exchange Act of 1934, as amended.

CERTAIN  EFFECTS  OF  THE  REVERSE  SPLIT

     The following table illustrates the principal effects of the Reverse Split to the 480,023,397 shares of Common Stock outstanding as of September 16, 2002:




                                      Prior to        After 1-for-50
                                    Reverse Split     Reverse Split

Number of Shares
   Common stock authorized . . . .    500,000,000     500,000,000
   Outstanding (1) . . . . . . . .    480,023,397       9,600,467
                                    -------------  --------------
   Available for future issuances.     19,976,603     490,399,533

(1) Gives effect to the Reverse Split, excluding New Shares to be issued in lieu of fractional shares. Excludes, on a pre-Reverse Split basis: approximately 50,000,000 shares of Common Stock which were subject to outstanding options and warrants; and 40,000,000 additional shares of Common Stock which would be available for the grant of future options if the Company's Stock Option Plans were fully funded. Upon effectiveness of the Reverse Split, each option and warrant would entitle the holder to acquire a number of shares equal to the number of shares which the holder was entitled to acquire prior to the Reverse Split divided by the Exchange Number at the exercise price in effect immediately prior to the Reverse Split multiplied by the Exchange Number.

     Stockholders should recognize that, if the Reverse Split is effectuated, they will own a fewer number of shares than they presently own. While the Company expects that the Reverse Split will result in an increase in the market price of the Common Stock, there can be no assurance that the Reverse Split will increase the market price of the Common Stock by a multiple equal to the Exchange Number or result in a permanent increase in the market price (which is dependent upon many factors, including the Company's performance and prospects). Also, should the market price of the Company's Common Stock decline after the Reverse Split, the percentage decline may be greater than would pertain in the absence of the Reverse Split. Furthermore, the possibility exists that liquidity in the market price of the Common Stock could be adversely affected by the reduced number of shares that would be out-standing after the Reverse Split. In addition, the Reverse Split will increase the number of stockholders of the Company who own odd-lots (less than 100 shares). Stock-holders who hold odd-lots typically will experience an increase in the cost of selling their shares, as well as greater difficulty in effecting such sales. In addition, an increase in the number of odd-lot holders will reduce the number of holders of round lots (100 or more shares), which could adversely affect the Nasdaq listing requirement that the Company have at least 300 round lot holders. Consequently, there can be no assurance that the Reverse Split will achieve the desired results that have been outlined above.

     Stockholders should also recognize that, as indicated in the foregoing table, there will be an increase in the number of shares, which the Company will be able to issue from authorized but unissued shares of Common Stock. As a result of any issuance of shares, the equity and voting rights of holders of outstanding shares may be diluted.

PROCEDURE  FOR  EFFECTING  REVERSE  SPLIT  AND  EXCHANGE  OF  STOCK CERTIFICATES

     If this amendment is approved by the Company's stockholders, and if the Board still believes that the Reverse Split is in the best interests of the Company and its stockholders, the Company will file the amendment with the Secretary of State of the State of Nevada at such time as the Board has determined the appropriate effective time for such split. The Board may delay effecting the Reverse Split, which may be any time prior to the filing of the Company's Form 10-KSB for the fiscal year ending December 31, 2002, without further stockholder approval. he Reverse Split will become effective on the date of filing the amendment at the time specified in the amendment (the "Effective Time"). Beginning at the Effective Time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

As soon as practicable after the Effective Time, stockholders will be notified that the Reverse Split has been effected. The Company expects that its transfer agent will act as exchange agent (the "Exchange Agent") for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the Exchange Agent certifi-cates representing Old Shares in exchange for certificates representing New Shares in accor-dance with the procedures to be set forth in a letter of transmittal to be sent by the Exchange Agent. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Exchange Agent. Any Old Shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for New Shares at the exchange ratio. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATE UNTIL REQUESTED TO DO SO BY THE COMPANY OR THE EXCHANGE AGENT.

FRACTIONAL  SHARES

     No scrip or fractional certificates will be issued in connection with the Reverse Split. Any fraction of a share that any stockholders of record otherwise would be entitled to receive shall be rounded up to the nearest whole share.

NO  DISSENTER'S  RIGHTS

     Under Nevada law, stockholders are not entitled to dissenter's rights with respect to the proposed amendment.

FEDERAL  INCOME  TAX  CONSEQUENCES  OF  THE  REVERSE  SPLIT

     The following is a summary of certain material U.S. federal income tax consequences of the Reverse Split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other U.S. federal tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the U.S. federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Code (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. EACH STOCKHOLDER SHOULD CONSULT WITH SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES OF THE REVERSE SPLIT.

     The Reverse Split is an isolated transaction and is not part of a plan to periodically increase any stockholder's proportionate interest in the assets or earnings and profits of the Company. As a result, no gain or loss should be recognized by a stockholder of the Company upon such stockholder's exchange of Old Shares for New Shares pursuant to the Reverse Split. The aggregate tax basis of the New Shares received in the Reverse Split will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefor. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the Reverse Split.

REQUIRED  VOTE

In accordance with the Nevada Corporation Law and the Certificate of Incorporation, the affirmative vote of a majority of the shares represented and voting at the Meeting is required to adopt this proposed amendment. As a result, any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as a vote against the proposal.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors has adopted and approved Proposal 1, subject to the requisite approval by the Company's Stockholders. The affirmative vote of a majority of the outstanding shares of Common Stock is required to adopt the Proposal. The Board of Directors of the Company has considered the Proposal and recommends that the Company's Stockholders adopt the Proposal as set forth in this information statement. Furthermore, the Approval of Proposal 1 is required in order to affect Proposal 2.

       THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.


                                   PROPOSAL 2

       APPROVAL OF THE SALE OF SHARES TO IMAGING TECHNOLOGIES CORPORATION
                                CHANGE OF CONTROL

     On August 5, 2002, the Company entered into an Agreement to Acquire Shares (Exhibit B to this Proxy Statement) with Imaging Technologies Corporation ("ITEC") (the "ITEC Agreement"), pursuant to which the material terms include:
(i) Prior to the Closing (as defined in the ITEC Agreement), Greenland will complete a reverse split, or consolidation, of its shares of common stock at a ratio of 1 new Greenland share for 50 current Greenland shares (the "Reverse Date")

(ii) At the Closing, Greenland will issue to ITEC a sufficient quantity of shares of Greenland common stock, which will carry a legend indicating that they have not been registered with the Securities and Exchange Commission (SEC) such that ITEC will own at least sixty percent (60%) of the total issued and outstanding common stock of Greenland as of the Reverse Date.

(iii) If, ninety (90) days after the Closing, Greenland has booked PEO contracts in the minimum amount of Two million dollars ($2,000,000.00) per month, warrants, will vest to ITEC, to purchase a sufficient number of shares of Greenland common stock upon exercise of such warrants, ITEC would own at least seventy percent (70%) of the issued and outstanding common stock of Greenland as of the Reverse Date.

(iv) If, ninety (90) days thereafter, Greenland has booked PEO contracts in the minimum amount of Three million dollars ($3,000,000.00) per month, warrants, will vest to ITEC, to purchase a sufficient number of shares of Greenland common stock that, upon exercise of such warrants, ITEC would own at least Eighty percent (80%) of the issued and outstanding common stock of Greenland as of the Reverse Date.

(v) If, ninety (90) days thereafter, Greenland has booked PEO contracts in the minimum amount of Four million dollars ($4,000,000.00) per month, warrants, will vest to ITEC, to purchase a sufficient number of shares of Greenland common stock that upon exercise of these warrants, ITEC would own at least Ninety percent (90%) of the issued and outstanding common stock of Greenland as of the Reverse Date.

     The issuance of the Common Stock will result in a Change of Control because ITEC will own a majority of the issued and outstanding shares of Greenland. Upon the purchase of 14,400,000 shares (based on issued and outstanding of 480,023,397 as of Reverse Date. Number of shares could change if issued and outstanding is greater than 480,023,397 at Reverse Date), ITEC will own a sixty percent (60%) ownership interest in Greenland. If ITEC were to purchase additional shares pursuant to the warrants, it would own ninety-one percent (91%) of the issued and outstanding shares of Greenland. There are no anti-dilution provisions to the shares to be issued to ITEC.

     ITEC will pay for the initial 14,400,000 shares through the issuance of a Convertible Note, at the market price at the Closing Date of the ITEC Agreement. ITEC will be able to exercise warrants between ninety (90) and two hundred seventy (270) days following such Closing Date, depending upon certain performance criteria.

     ITEC intends to operate its future professional employer organization ("PEO") business in Greenland, and will be able to exercise all of its warrants to purchase our common stock when revenues reach $5,000,000 per month.

     The PEO business provides a broad range of services associated with staff leasing and facilities management. These include benefits and payroll administration, health and workers' compensation insurance programs, personnel records management, employer liability management, employee recruiting and selection, performance management, and training and development services.

     The income model for the PEO business generally revolves around fees charged per employee. While gross profit is low, revenues are generally substantial. To this end, ITEC has begun a series of acquisitions of small PEO firms with the objective of acquiring $150 million in annual revenues in fiscal 2003. Each acquisition will include existing management and staff in order to assure continuity in operations.

     The PEO industry collectively serves approximately 4 million work site employees in the United States. The target market for the PEO industry is represented by companies with 100 or fewer employees; a market of approximately 60 million people.

     The PEO industry began in 1985 with approximately 14,000 employees collectively under management. According to the National Association of Professional Employer Organizations ("NAPEO"), there are approximately 900 PEO firms operating in the U.S., in nearly every state.

     NAPEO reports that current PEO industry revenues are approximately $18 billion. The average annual growth rate of the industry, since 1985, has been 15%.

     According to the U.S. Small Business Administration ("SBA"), the U.S. has over 6 million small businesses, defined as those companies with 100 or fewer employees, representing over 99% of all businesses. The U.S. Census Bureau reports that small businesses represent the fastest growing segment of U.S. employment and commerce, representing an estimated annual payroll of $1.4 trillion.

     A typical PEO client company has 12 work site employees and an average annual pay per work site employee of $22,517.
     The Board believes that the approval of the ITEC Agreement and the resulting change in control is in the best interests of Greenland shareholders. Currently, Greenland operations are minimal; and, based upon the Company's financial condition, the prospects for establishing or growing its operations are poor. ITEC's PEO operations will serve to provide substantially more revenues to Greenland than currently forecast. Furthermore, the nature of the PEO business could provide a market for the Company's MaxCash ABM business.

     If this proposal is approved, ITEC will own a controlling interest in Greenland. Pursuant to the ITEC Agreement, the current Board of Directors and Officers of Greenland will resign in favor of nominees of ITEC.

     TO FACILITATE THIS TRANSACTION GREENLAND ACQUIRED A WHOLLY-OWNED SUBSIDIARY EXPER HR AND TO DATE ITEC HAS CAUSED APPROXIMATELY $5 MILLION OF ANNUAL BILLINGS TO BE AWARDED TO EXPERT HR. IN THE EVENT, SHAREHOLDERS OF GREENLAND DO NOT APPROVAL PROPOSAL 1 AND PROPOSAL 2, GREENLAND WILL SELL EXPERT HR TO ITEC AND/OR ITS DESIGNEE FOR A NOMINAL SUM SO THAT ITEC CAN RETAIN SAID PEO REVENUES.

     In accordance with the Nevada Corporation Law and the Certificate of Incorporation, the affirmative vote of a majority of the shares represented and voting at the Meeting is required to adopt this proposed amendment. As a result, any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as a vote against the proposal.

DUE TO THE COST ASSOCIATED WITH PRINTING AND MAILING TO APPROXIMATELY 8,000 SHAREHOLDERS THE ITEC AGREEMENT IDENTIFIED AS EXHIBIT B (AND FILED WITH THE SEC) WILL BE PROVIDED IN HARD COPY ONLY UPON REQUEST OF A SHAREHOLDER. HOWEVER SHAREHOLDERS CAN VIEW SAID DOCUMENT ELECTRONICALLY THOROUGH SEC EDGAR DATA BASE AND OR THE COMPANY WILL SEND VIA E-MAIL UPON REQUEST.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors has adopted and approved Proposal 2, subject to the requisite approval by the Company's Stockholders. The affirmative vote of a majority of the outstanding shares of Common Stock is required to adopt the Proposal. The Board of Directors of the Company has considered the Proposal and recommends that the Company's Stockholders adopt the Proposal as set forth in this information statement.

       THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.


                                  OTHER MATTERS

     The Board of Directors does not know of any matter to be presented at the Annual Meeting, which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting however, the persons names in the accompanying Proxy will vote all Proxies in accordance with their best judgment.


          ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, AND RETURN THE
                  ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.


BY  ORDER  OF  THE  BOARD  OF  DIRECTORS

/s/  THOMAS  J.  BEENER

Thomas  J.  Beener
Chief  Executive  Officer

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